AMENDMENT TO

SUB-ADVISORY AGREEMENT

This amendment to Sub-Advisory Agreement, effective October 1st, 2015 (the “Amendment”), is entered into by and among Great-West Capital Management, LLC, a Colorado limited liability company and registered investment adviser under the Investment Advisers Act of 1940 (the “Adviser”), Putnam Investment Management, LLC, a Delaware limited liability company and registered investment adviser under the Investment Advisers Act of 1940 (the “Sub-adviser”), and Great-West Funds, Inc., a Maryland corporation and registered investment company under the Investment Company Act of 1940 (the “Fund”).

WHEREAS, the Adviser, Sub-adviser and Fund are parties to the Sub-Advisory Agreement, dated March 3, 2014, as amended (the “Agreement”); and

WHEREAS, the Adviser, Sub-adviser and Fund desire to amend the Agreement, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Schedule B is deleted in its entirety and replaced with Schedule B attached hereto and incorporated herein.

2. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall control.

3. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4. Except as amended by this Amendment, all other provisions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through duly authorized officers.

GREAT-WEST CAPITAL MANAGEMENT, LLC

Attest:	/s/ Cara B. Owen	By:	/s/ Mary C. Maiers

Name:	Cara B. Owen	Name:	Mary C. Maiers

Title:	Assistant Secretary & Counsel	Title:	CFO & Treasurer

GREAT-WEST FUNDS, INC.

Attest:	/s/ Cara B. Owen	By:	/s/ David McLeod

Name:	Cara B. Owen	Name:	David McLeod

Title:	Assistant Secretary & Counsel	Title:	SVP & Managing Director

PUTNAM INVESTMENT MANAGEMENT, LLC

Attest:		By:	/s/ F. Peter Ferrelli

Name:		Name:	F. Peter Ferrelli

Title:		Title:	Director, Global Client Service

Schedule B

Fees

Portfolio	Fee Rate (as a % of average daily net asset value)
Great-West Putnam High Yield Bond Fund	0.35% on all assets
Great-West Putnam Equity Income Fund	0.40% on the first $250 million; 0.35% on the next $250 million; 0.25% on all assets in excess of $500 million